News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. ANNOUNCES LEADERSHIP CHANGE IN ASIA PACIFIC

Tampa, FL – June 9, 2025. Crown Holdings, Inc. (NYSE: CCK) announced today that Carlos Baila, President of the Asia Pacific region, has informed the Company of his intention to step down as of June 30, 2025 for personal reasons and that Dr. John Rost will replace him commencing July 1, 2025.

Dr. Rost, currently serving as Senior Vice President – Technology, Sustainability and Regulatory Affairs, has been with the Company since 1997 and has previously held increasingly responsible positions in those areas. During his tenure with the Company, Dr. Rost established a global regulatory team, and was instrumental in forming and leading the current Sustainability team that launched Crown’s globally recognized Twentyby30 program. He was then promoted to Senior Vice President in 2023 to lead Crown’s Technology Centers to help drive innovation for the Company. Dr. Rost holds a Bachelor of Science degree in Chemistry from Northern State University and a Ph.D. in Organic Chemistry from Loyola University Chicago.

Commenting on the change, Timothy J. Donahue, Chairman, President and Chief Executive Officer, said, “I would like to thank Carlos for his contributions over the last two and a half years leading the Crown Asia business. Despite a challenging macroeconomic environment, Carlos designed and led the efforts to meaningfully grow segment income through right-sizing capacity and improving revenue quality. We wish Carlos well in his future endeavors.

“I also congratulate John on his well-deserved promotion. His leadership abilities, global experience and deep knowledge of the industry will serve the Company well as we continue to grow in the Asia Pacific region.”

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida. For more information, visit www.crowncork.com.

For more information, contact:
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720